Exhibit 10.4

AIXIN LIFE INTERNATIONAL, INC.

WHISTLEBLOWER POLICY

Introduction

AiXin Life International, Inc. (the “Company”) has adopted a Code of Conduct and Ethics applicable to all officers and employees that urges them promptly to discuss with or disclose to their supervisor, the Company’s Ethics Officer or the Board of Directors any events of questionable, fraudulent, unethical or illegal nature. As an additional measure to support our commitment to ethical conduct, the Audit Committee of our Board of Directors has adopted the following policies and procedures for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal controls, financial reporting or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting, financial reporting or auditing matters.

This policy is intended to comply with the requirements of Section 301 of the Sarbanes-Oxley Act of 2002 and Section 922 of the Dodd-Frank Act of 2010.

Reporting of Concerns or Complaints Regarding Accounting, Internal Controls, Financial Reporting or Auditing Matters

Taking action to prevent problems is part of the Company’s culture. If you observe possible unethical or illegal conduct, you are encouraged to report your concerns. Employees and others involved with the Company are urged to come forward with any such information, without regard to the identity or position of the suspected offender.

To facilitate the investigation of a complaint, to the extent practicable, the complaint should include a full statement of the acts or omissions, along with relevant dates, forming the basis of the complaint. In addition, the complaint should state that it is being made pursuant to this policy.

Employees and others may choose any of the following modes of communicating suspected violations of law, policy, or other wrongdoing, as well as any concerns regarding questionable accounting, financial reporting or auditing matters (including deficiencies in internal controls), or concerns about retaliation against employees or contractors who, in good faith, make reports regarding any of the foregoing:

●	Report the matter to your supervisor; or

●	Report the matter by mailing the Chairman of the Audit Committee, do the Company’s Ethics Officer at the Company’s corporate headquarters in Chengdu City, Sichuan Province, China (such communication may be anonymous if desired); or

●	Report the matter to the Company’s Chief Executive Officer, Chief Financial Officer or Ethics Officer.

Confidentiality

The Company will treat all communications under this Policy in a confidential manner, except to the extent necessary (a) to conduct a complete and fair investigation, or (b) for reviews of Company operations by the Company’s Board of Directors, its Audit Committee, the Company’s independent public accountants or the Company’s outside legal counsel.

We encourage employees and other reporting persons to put their names on the complaint in order to enable the Company to contact you with follow up questions. The investigation may require more detailed information from the source of the information in order to quickly and efficiently ascertain the details of the reported incident. However, if you choose, you may always submit an anonymous report.

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Investigation

The Audit Committee, with the input of the Chief Executive Officer, outside counsel and/or the Senior Vice President, Finance, other Company management and/or outside consultants, if requested by the Audit Committee and so long as such persons are not the subject of the complaint, will determine the scope of investigation to be conducted, the validity of the complaint and any corrective action, as appropriate. All employees have a duty to promptly cooperate and provide accurate information in connection with any investigation of reports of questionable conduct, or of retaliation resulting from the reporting or investigation of such matters.

If a complaint is reported directly to the Audit Committee, it is the responsibility of the Audit Committee to report to Company management any noncompliance with legal and regulatory requirements and to assure that management takes corrective action including, where appropriate, reporting any violation to the relevant federal, state or regulatory authorities.

The Audit Committee also has the authority to retain additional outside legal or accounting expertise in any investigation as it deems necessary to conduct the investigation in accordance with its charter and this policy.

Retaliation

Any individual who in good faith reports a possible violation of the Company’s Code of Conduct and Ethics, or of law, rule or regulation, or any concerns regarding questionable accounting, financial reporting or auditing matters, even if the report is mistaken, or who assists in the investigation of a reported violation, will be protected by the Company. Retaliation in any form against these individuals will not be tolerated. Any act of retaliation should be reported immediately and will be disciplined appropriately.

Specifically, the Company will not discharge, demote, suspend, threaten, harass, or in any other manner discriminate or retaliate against any employee in the terms and conditions of the employee’s employment because of any lawful act done by that employee to either (a) provide information, cause information to be provided, or otherwise assist in any investigation regarding any conduct that the employee reasonably believes constitutes a violation of any Company code of conduct or policy, law, rule, or regulation, including any rule or regulation of the Securities and Exchange Commission, or (b) file, cause to be filed, testify, participate in, or otherwise assist in a proceeding filed or, to the employee’s knowledge, about to be filed relating to an alleged violation of any such law, rule, or regulation.

We assume that our employees and others will act in good faith and will not make false accusations when reporting wrongdoing. An employee who knowingly or recklessly makes statements or disclosures that are not in good faith will not be protected by this policy and may be subject to discipline, which may include termination. Additionally, employees who report acts of wrongdoing pursuant to this policy will continue to be held to the Company’s general job performance standards and adherence to the Company’s policies and procedures.

Records Retention

The Company will maintain records of complaint reports and related records consistent with the Company’s document retention policy in effect from time to time and in compliance with applicable law but in no event for a period of less than seven (7) years from the date the complaint report is received or the related record is created, as applicable. It is illegal and against the Company’s policy to destroy any records that may be subject to or related to an investigation by the Company or any federal, state or regulatory body.

Reporting to Governmental Agencies

This policy is intended to encourage and enable employees to raise good faith concerns about questionable, fraudulent, unethical or illegal conduct to designated Company personnel prior to providing any notification outside the Company. However, nothing in this policy is intended to prevent an employee or others from reporting information to the appropriate governmental agency when the employee has reasonable cause to believe that a violation of law has occurred, whether or not the reporting person has previously submitted a complaint under this policy.

Governmental agencies may pay bounties to persons who report information with respect to violations of law. To further encourage and enable employees to first report information to the designated Company personnel under this policy, the Company will take appropriate steps to assist any person submitting a complaint under this policy to receive any applicable bounty, including providing the relevant agency with the identity and timing of the submission of the complaint by such person in order to assist such person in claiming such bounty.

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